Item 77Q(1)(e)
Touchstone Variable Series Trust

The following documents are included in the Registrant's Post-Effective Amendment No. 42 to the Registration Statement as filed with the SEC via EDGAR on April 21, 2016 (Accession No 0000920547-16-000012) and are incorporated by reference herein:
Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Focused Fund, dated August 31, 2015; and

Sub-Advisory Agreement between Touchstone Advisors, Inc. and
London Company of Virginia d/b/a The London Company with respect to the Touchstone Large Cap Core Equity Fund, dated December 1,
2015; and

Sub-Advisory Agreement between Touchstone Advisors, Inc. and
Wilshire Associates Incorporated with respect to the Touchstone
Aggressive ETF Fund, the Touchstone Moderate ETF Fund, and the
Touchstone Conservative ETF Fund, dated April 29, 2016.